Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated September 4, 2013 pertaining to the 2012 Share Incentive Plan of Sinovac Biotech Ltd of our reports dated April 29, 2013, with respect to the consolidated financial statements of Sinovac Biotech Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Sinovac Biotech Ltd, included in its annual report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
September 4, 2013	Chartered Accountants